UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WAYSIDE TECHNOLOGY GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 5, 2019

To our Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders (the “Meeting”) of Wayside Technology Group, Inc. (the “Company”) will be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 5, 2019 at 10:00 AM, local time, for the following purposes, which are more fully described in the proxy statement:

1.              To elect four directors to the Company’s Board of Directors, to serve until the next annual meeting of stockholders and until their successors are elected and qualified;

2.              To have an advisory vote to approve executive compensation of the Company’s Named Executive Officers;

3.              To have an advisory vote on the frequency of future advisory votes on executive compensation;

4.              To ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2019; and

5.              To consider and take action upon such other matters as may properly come before the Meeting and any adjournment or postponement thereof.

The close of business on April 8, 2019 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. Commencing 10 days prior to the Meeting, a complete list of stockholders will be open to the examination of any stockholder for any purpose germane to the Meeting, during ordinary business hours, at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey. A complete list of stockholders will also be open to the examination of any stockholder at the Meeting. The transfer books of the Company will not be closed.

All stockholders are cordially invited to attend the Meeting. Whether or not you expect to attend, you are respectfully requested to fill in, sign, date and return the enclosed proxy promptly in the accompanying envelope, which requires no postage if mailed in the United States.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2018 is enclosed herewith.

Our proxy materials, including our Proxy Statement for the 2019 Annual Meeting, 2019 Annual Report to Stockholders (which contains our Annual Report on Form 10-K for the year ended December 31, 2018) and a proxy card, are available on the

Internet at www.proxyvote.com.

By Order of the Board of Directors,

Steve DeWindt,
President, Chief Executive Officer and Director
April 22, 2019

Every stockholder vote is important, and we encourage you to vote promptly.  To assure that your shares are represented at the annual meeting, please vote your shares by completing, dating and signing the enclosed proxy and mailing it promptly in the postage-paid envelope provided, whether or not you plan to attend the meeting.  Instructions regarding submitting a proxy are contained on the proxy card.  You may revoke your proxy at any time before it is voted.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Wayside Technology Group, Inc. (the “Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 5, 2019 at 10:00 AM,  local time, and at any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Any stockholder giving such a proxy may revoke it at any time before it is exercised by written notice to the Corporate Secretary of the Company at the above-stated address or by giving a later dated proxy. Attendance at the Meeting will not have the effect of revoking the proxy unless such written notice is given, or unless the stockholder votes by ballot at the Meeting.

The approximate date on which this proxy statement and the accompanying form of proxy will first be sent or given to the Company’s stockholders is April 26, 2019.

VOTING SECURITIES

Only holders of shares of the Company’s Common Stock, $.01 par value per share (“Common Stock”), of record at the close of business on April 8, 2019 are entitled to vote at the Meeting. On April 8, 2019 (the “Record Date”), 4,513,369 shares of Common Stock were issued and outstanding. In addition, on the Record Date, 771,131 shares were held in treasury by the Company and deemed issued but not outstanding. Each outstanding share of Common Stock entitles the holder thereof to one vote upon all matters to be acted upon at the Meeting. The presence in person or by proxy of holders of a majority in interest of the outstanding shares of Common Stock entitled to vote at the Meeting shall constitute a quorum. The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy entitled to vote at the Meeting is necessary to elect the nominees for election as Directors. Accordingly, shares not voted in the election of Directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) will not prevent the election of any of the nominees for Director. To approve the advisory votes on the compensation of the Company’s Named Executive Officers and the frequency of future advisory votes therefor, and to ratify the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2019, and for all other matters, if any, submitted to stockholders at the Meeting, if a quorum is present, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters. Abstentions and broker non-votes with respect to approval of the advisory vote on the compensation of the Company’s Named Executive Officers, the frequency of future advisory votes therefor and the ratification of the appointment of BDO USA, LLP as the Company’s independent registered public accounting firm for 2019 are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Meeting. Broker non-votes are not counted for any purpose in determining whether a matter has been approved. Dissenters’ rights do not apply to any of the matters to be voted on at the Meeting.

If the enclosed proxy is properly executed and returned, the Common Stock represented thereby will be voted in accordance with the instructions thereon. If no instructions are indicated, the Common Stock represented thereby will be voted FOR the election of each of the nominees set forth under the caption “Election of Directors”, FOR the approval of the compensation of the Company’s Named Executive Officers, FOR an annual advisory vote on executive compensation and FOR the ratification of the Company’s independent registered public accounting firm and, in the discretion of the persons named in the proxies as proxy appointees, as to any other matter that may properly come before the Meeting.

Your vote is important. Accordingly, you are urged to fill in, sign, date and return the accompanying proxy card whether or not you plan to attend the Meeting. If you do attend, you may vote by ballot at the Meeting, thereby canceling any proxy previously given.

CORPORATE GOVERNANCE

Role of the Board of Directors

In accordance with the General Corporation Law of the State of Delaware and our certificate of incorporation and bylaws, our business, property and affairs are managed under the direction of the Board of Directors. Although our non-employee Directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board Leadership Structure

The Board believes it is currently appropriate to separate the roles of CEO and Board Chair as a result of the demands of and differences between each role. In May 2018, Jeffrey Geygan was appointed as the Chair of our Board of Directors (“Board Chair”). Steve DeWindt serves as our President and Chief Executive Officer (“CEO”) and is also a member of our Board. Our Board believes that this leadership structure provides the most efficient and effective leadership model for our Company by enhancing the ability of the Board Chair and Chief Executive Officer to provide clear insight and direction of business strategies and plans to both the Board of Directors and management. Separating the CEO and Board Chair roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day leadership.

The duties and responsibilities of our Board Chair include: (i) chairing Board meetings, including presiding at all executive sessions of the Board (without management present) at every regularly scheduled Board meeting; (ii) consulting with the CEO on such other matters as are pertinent to the Board and the Company; (iii) working with management to determine the information and materials provided to Board members; (iv) approving Board meeting schedules, agenda and other information provided to the Board; (v) having the authority to call meetings of the independent directors; (vi) serving as principal liaison between the independent directors and the President and CEO and between the independent directors and senior management; and (vii) being available for direct communication and consultation with stockholders upon request. Our CEO is responsible for setting the strategic direction for the Company, with guidance from the Board. The CEO is also responsible for the day-to-day leadership and performance of the Company, while the Board Chair provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board.

Another key component of our leadership structure is our strong governance practices designed to ensure that the Board of Directors effectively carries out its responsibility for the oversight of management. All of our directors except Mr. DeWindt are independent, and all Board committees are comprised entirely of independent directors. Our independent directors meet at each Board meeting in regularly scheduled executive sessions (not less than twice per year) and may schedule additional executive sessions as appropriate. Members of management do not attend these executive sessions. The Board has full access to the management team at all times. In addition, the Board or any committee thereof may retain, on such terms as determined by the Board or such committee, as applicable, in its sole discretion, independent legal, financial and other consultants and advisors to assist the Board or committee, as applicable, in discharging its oversight responsibilities.

Board Oversight of Risk Management

Our Board believes that overseeing how management manages the various risks we face is one of its most important responsibilities to the Company’s stakeholders. The Board believes that, in light of the interrelated nature of the Company’s risks, oversight of risk management is the responsibility of the full Board. In carrying out this critical responsibility, the Board meets at least annually with key members of management with primary responsibility for management of risk in their respective areas of responsibility.

Meetings of the Board of Directors

The Board of Directors met twelve times in 2018. Each of the Directors attended at least 75% of all meetings held by the Board of Directors and meetings of each committee of the Board of Directors on which such Director served during 2018.

Communication with the Board of Directors; Director Attendance at Annual Meetings

Stockholders may communicate with a member or members of the Board of Directors by addressing their correspondence to the Board member or members c/o the Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724. Our Corporate Secretary will review the correspondence and forward it to the chair of the appropriate committee or to any individual Director or Directors to whom the communication is directed, unless the communication is unduly hostile, threatening and illegal, does not reasonably relate to Wayside Technology Group, Inc., or our business, or is similarly inappropriate. Our Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications.

Recognizing that Director attendance at our annual meetings can provide our stockholders with a valuable opportunity to communicate with Board members about issues affecting our Company, we encourage our Directors to attend each annual meeting of stockholders. All Board members attended last year’s annual meeting of stockholders.

Director Independence

The Board of Directors has determined that the following Directors are independent under the NASDAQ listing standards: Messrs. Faith and Geygan and Ms. Kurty.

Committees of the Board of Directors

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee. The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee: (i) monitors the integrity of the Company’s financial statements, financial reporting process and internal controls regarding finance, accounting and legal compliance; monitors the independence and performance of our independent registered public accounting firm; (ii) provides an avenue of communication among the independent registered public accounting firm, management, and our outsourced internal auditors, and our Board of Directors; and (iii) monitors significant litigation and financial risk exposure. The current members of the Audit Committee are Ms. Kurty (Chair) and Messrs. Geygan and Faith, each of whom is independent as defined by the NASDAQ listing standards and applicable SEC rules. F. Duffield Meyercord was a member of the Audit Committee until his resignation from the Board in March 2018. Mr. DeWindt was a member of the Audit Committee until his appointment as Interim President and Chief Executive Officer in May 2018. The Board of Directors has determined that Ms. Kurty meets the criteria as an “audit committee financial expert” as defined in applicable SEC rules. The Audit Committee met eight times during 2018.

The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available on our website at http://www.waysidetechnology.com/site/content/committee-charters-audit in the Governance relations section. The report of the Audit Committee is on page 30 of this proxy statement.

Compensation Committee. The Board of Directors has a Compensation Committee which: (i) reviews and monitors matters related to management development and succession; (ii) develops and implements executive compensation policies and pay for performance criteria for the Company; (iii) reviews and approves the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chief Executive Officer; (iv) reviews and approves such compensation arrangements for all executive officers and certain other key employees; (v) approves stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans and other than with respect to non-employee directors, which determinations are subject to Board approval; (vi) reviews and approves material matters concerning our employee compensation and benefit plans; and (vii) carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation matters as may be referred to it by our Board of Directors or management. Under its charter, the Compensation Committee may form and delegate authority to subcommittees or, to the extent permitted under applicable laws, regulations and NASDAQ rules, to any other independent director, in each case to the extent the Compensation Committee deems necessary or appropriate. The Compensation Committee has the right to consult with or obtain input from management but, except as expressly provided in its charter, may not delegate any of its responsibilities to management. The current members of the Compensation Committee are Messrs. Faith and Geygan and Ms. Kurty, each of whom is independent as defined by the NASDAQ listing standards.  Mr. Meyercord served as the Chair and was a member of the Compensation Committee until his resignation from the Board in March 2018. Mr. DeWindt was a member of the Compensation Committee until his appointment as Interim President and Chief Executive Officer in May 2018. The Compensation Committee met three times during 2018.  Mr. Faith served as the Chair of the Compensation Committee from May 2018 to December 2018. Mr. Geygan has been acting as the Chair of the Compensation Committee since December 2018.

The Compensation Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at http://www.waysidetechnology.com/site/content/committee-charters-compensation in the Corporate Governance section. The report of the Compensation Committee is on page 29 of this proxy statement.

Nominating and Governance Committee. The Board of Directors has a Nominating and Governance Committee which identifies individuals qualified to become Board members and recommends to the Board director nominees for election at the next Annual Meeting of Stockholders.  Currently, the members of the Nominating and Governance Committee are Messrs. Geygan (Chair) and Faith and Ms. Kurty, each of whom is independent as defined by the NASDAQ listing standards. The Nominating and Governance Committee met once during 2018. Mr. Meyercord was a member of the Nominating and Governance Committee until his resignation from the Board in March 2018. Mr. DeWindt was a member of the Nominating and Governance Committee until his appointment as Interim President and Chief Executive Officer in May 2018. The Nominating and Governance Committee operates under a written charter adopted by the Board of Directors. The Nominating and Governance Committee charter is available in the Corporate Governance section of our website at http://www.waysidetechnology.com/site/content/committee-charters.

Director Nominations

The Nominating and Governance Committee will consider recommendations for directorships submitted by our stockholders. Stockholders who wish the Nominating and Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations, in accordance with the procedures set forth below, in writing to: Corporate Secretary, Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724. In order to be considered for inclusion in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2020, the stockholder’s notice must be received by our Company not less than 120 days or more than 150 days before the first anniversary of the date of this proxy statement.

For nominations, such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election as a Director: (A) the name, age, business address and residential address of such person; (B) the principal occupation or employment of such person; (C) the class and number of shares of stock of our Company that are beneficially owned by such person; (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act; and (E) the written consent of the nominee to be named in the proxy statement as a nominee and to serve as a Director if elected. In addition, as to the stockholder giving the notice, such notice shall state: (A) the name, business address, and residential address, as they appear on our stock transfer books, of the nominating stockholder; (B) a representation that the nominating stockholder is a stockholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) the class and number of shares of stock of our Company beneficially owned by the nominating stockholder; and (D) a description of all arrangements or understandings between the nominating stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the nominating stockholder.

In its assessment of each potential candidate, the Nominating and Governance Committee will review the nominee’s professional ethics, integrity and values, skills, judgment, experience, independence, commitment to representing the long-term interests of the stockholders, understanding of our Company’s or other related industries and such other factors as the Nominating and Governance Committee determines are pertinent in light of the current needs of the Board of Directors. The Nominating and Governance Committee seeks to identify candidates representing diverse experiences at policy-making levels in business, management, marketing, finance, human resources, communications and in other areas that are relevant to our activities. The Nominating and Governance Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to our Company. After full consideration, the stockholder proponent will be notified of the decision of the Nominating and Governance Committee.

Nominees may also be recommended by Directors, members of management, or, in some cases, by a third-party firm. In identifying and considering candidates for nomination to the Board, the Nominating and Governance Committee considers, in addition to the requirements described above and set out in its charter, quality of experience, our needs and the range of knowledge, experience and diversity represented on the Board. Each Director candidate will be evaluated by the Nominating and Governance Committee based on the same criteria and in the same manner, regardless of whether the candidate was recommended by a Company stockholder or by others. The Nominating and Governance Committee will conduct the appropriate and necessary inquiries with respect to the backgrounds and qualifications of all Director nominees. The Nominating and Governance Committee will also review the independence of each candidate and other qualifications of all Director candidates, as well as consider questions of possible conflicts of interest between Director nominees and our Company.

After the Nominating and Governance Committee has completed its review of a nominee’s qualifications and conducted the appropriate inquiries, the Nominating and Governance Committee will make a determination whether to recommend the nominee for approval by the Board of Directors. If the Nominating and Governance Committee decides to recommend the director nominee for nomination by the Board of Directors and such recommendation is accepted by the Board, the form of our proxy solicited will include the name of the Director nominee.

Director Compensation and Arrangements

The following table sets forth information regarding the compensation earned by or awarded to each Director (or former Director as applicable) who is not a Named Executive Officer who served on the Company’s Board of Directors for the fiscal year ended December 31, 2018.

	Fees Earned or Paid In	Stock	All Other
Name	Cash ($)	Awards ($) (1)	Compensation ($) (2)	Total ($)
F. Duffield Meyercord (3)	17,833	—	424	18,257
Mike Faith	75,667	31,500	159	107,326
Steve DeWindt (4)	35,000	—	159	35,159
Diana Kurty	81,500	31,500	1,432	114,432
Jeffrey Geygan	83,500	36,000	796	120,296

(1)         The amount included in “Stock Awards” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

(2)         The amount included in “All Other Compensation” represents dividends that the Company paid to the directors in 2018 on the unvested portion of their Restricted Common Stock (“Restricted Stock”) awards.

(3)         The amounts represent payments to Mr. Meyercord through his resignation from the Board on March 5, 2018.

(4)         The amounts represent payments to Mr. DeWindt until his appointment as Interim President and Chief Executive Officer on May 11, 2018.

Starting in the third quarter of 2018, each outside Director (i.e. non-employee) receives $15,000 per quarter for serving on the Board (except for the Board Chair who receives $25,000 per quarter), as well as reimbursement for reasonable expenses incurred in connection with services as a Director. The Chair of the Audit Committee receives an annual fee of $20,000. The Chair of the Nominating and Compensation Committee receives an annual fee of $15,000. The Chair of Governance Committee receives an annual fee of $10,000. The Director who is our employee, Mr. DeWindt, received no fees for serving on the Board of Directors after his appointment as the Interim President and Chief Executive Officer. In addition on August 8, 2018 each outside director received a grant 2,500 shares of common stock.

Prior to the third quarter of 2018 each outside Director (i.e. non-employee) received $6,000 per quarter for serving on the Board (except for the person who served as the lead director before the Company separated the functions of Board Chair and

Chief Executive Officer, who received $12,000 per quarter), an additional $2,500 per meeting of the Board of Directors, and $1,000 per committee meeting, as well as reimbursement for reasonable expenses incurred in connection with service as a Director. The Chair of the Audit Committee received an annual fee of $10,000. The Chair of the Compensation Committee received an annual fee of $5,000.

Short-Selling, Hedging and Pledging Prohibitions

We do not permit our Directors or executive officers to speculate in our Common Stock which includes, without limitation, “short-selling” and/or buying publicly traded options.  We also do not permit our Directors or executives to enter into hedging transactions with respect to their ownership of our Common Stock or to pledge any of our Common Stock.

Code of Business Conduct and Ethics

In January 2004, we adopted a Code of Ethical Conduct, which was revised in December 2017.  The full text of the Code of Ethical Conduct, as revised, which applies to all employees, officers and directors of the Company, including our Chief Executive Officer, Principal Financial Officer and Principal Accounting Officer is available at our web site, http://www.waysidetechnology.com/site/content/code-of-ethics.  The Company endeavors to disclose any amendment to, or waiver from, a provision of the Code of Ethical Conduct that applies to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Controller on our investor relations web site.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 8, 2019 by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company, (ii) each of the Directors (including the nominees for Director), (iii) the Company’s Chief Executive Officer during 2018 (including each person serving as the Company’s principal executive officer during any part of 2018), the Company’s principal financial officer during 2018 (including each person serving as the Company’s principal financial officer during any part of 2018), and each of the three other most highly compensated executive officers of the Company who were serving as such as of December 31, 2018 (collectively, the “Named Executive Officers”), and (iv) all Directors and executive officers of the Company as a group. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person’s name.

Name	Number of Shares Beneficially Owned	Percent
Directors (including all nominees) and Named Executive Officers
Simon F. Nynens (1)	262,635	5.8%
Jeffrey Geygan (2)	141,848	3.1%
Vito Legrottaglie (3)	40,294	*
Brian Gilbertson (4)	21,991	*
Dale Foster (5)	20,000	*
Michael Vesey (6)	19,787	*
Mike Faith (7)	17,500	*
Steve DeWindt (8)	9,500	*
Diana Kurty (9)	6,004	*
All Directors and executive officers as a group (8 persons) (10)	276,924	6.1%
Beneficial owners of 5% of Common Stock
FMR, LLC (11)	631,098	14.0%
Survivor’s Trust u/a Eighth - E&M Shea Revocable Trust and Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust (12)	292,191	6.5%
Renaissance Technologies LLC (13)	258,700	5.7%
Eagle Asset Management, Inc. (14)	234,722	5.2%

* Less than one percent

To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has “beneficial ownership” with respect to the shares set forth opposite such person’s name. Unless otherwise noted below, the information as to beneficial ownership is based upon statements furnished to the Company by the beneficial owners. For purposes of computing the percentage of outstanding shares held by each person named above, pursuant to the rules of the Securities and Exchange Commission (“SEC”), any security that such person has the right to acquire within 60 days of the date of calculation is deemed to be outstanding, but such security is not deemed to be outstanding for purposes of computing the percentage ownership of any other person.

The address for each Director and executive officer of the Company is c/o Wayside Technology Group, Inc., 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724.

(1)                     Mr. Nynens was the Chair of our Board of Directors and our President and Chief Executive Officer until his resignation in May 2018.

(2)                     Mr. Geygan is member of our Board of Directors and our Board Chair. Mr. Geygan owns a total of 9,425 shares of Common Stock, individually. The remaining 132,423 shares are held by Global Value Investment Corp. (“GVIC”). Mr. Geygan is the President and Chief Executive Officer of GVIC and may exercise voting and dispositive power over all such shares held by GVIC. As a result, Mr. Geygan may be deemed to have a beneficial interest in such 132,423 shares held by GVIC.

(3)                     Includes 13,388 shares of unvested Restricted Stock. Mr. Legrottaglie is our Vice President and Chief Information Officer.

(4)                     Includes 14,351 shares of unvested Restricted Stock. Mr. Gilbertson is our Vice President and General Manager of Lifeboat Distribution Inc. (“Lifeboat”).

(5)                     Includes 15,000 shares of unvested Restricted Stock. Mr. Foster is our Executive Vice President.

(6)                     Includes 15,328 shares of unvested Restricted Stock. Mr. Vesey is our Vice President and Chief Financial Officer.

(7)                     Includes 2,000 shares held in an Individual Retirement Account. Mr. Faith is a member of our Board of Directors.

(8)                     Includes 3,750 shares of unvested Restricted Stock. Mr. DeWindt was appointed President and Chief Executive Officer in October 2018 and is a member of our Board of Directors.

(9)                     Ms. Kurty is a member of our Board of Directors.

(10)              Includes 61,817 shares of unvested Restricted Stock.

(11)              Based solely on information provided by FMR LLC in a Schedule 13G/A filed with the SEC on February 13, 2019. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(12)              Based solely on information provided in the Proxy questionnaire completed by John C. Morrissey, the trustee for E&M Shea Revocable Trusts.  The Survivors u/a Eighth - E&M Shea Revocable Trust holds 146,096 shares with the balance of the shares held in the Descendant’s Trust u/a Tenth - E&M Shea Revocable Trust.  The address for the E&M Revocable Trusts is 655 Brea Canyon Road, Walnut, CA  91789.

(13)              Based solely on information provided by Renaissance Technologies LLC in a Schedule 13G filed with the SEC on February 13, 2019.  The address for Renaissance Technologies LLC is 800 Third Avenue New York, NY 10022.

(14)              Based solely on information provided by Eagle Asset Management, Inc. in a Schedule 13G filed with the SEC on January 11, 2019. The address of Eagle Asset Management, Inc. is 880 Carillon Parkway, St. Petersburg, FL 33716.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) under the Exchange Act requires the Company’s officers and Directors and holders of more than ten percent of the Company’s outstanding shares of Common Stock to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based solely upon a review of such reports, or on written representations from certain reporting persons that no reports were required for such persons, the Company believes that during 2018 all required events of its officers, Directors and 10% stockholders required to be so reported, were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

At the Meeting, four Directors will be elected by the stockholders to serve until the next annual meeting or until their successors are elected and qualified. The accompanying proxy will be voted for the election as Directors of the nominees listed below, all of whom are currently Directors of the Company, unless the proxy contains contrary instructions. Each of the nominees has consented to be named in this proxy statement and to serve as a Director upon election, and management has no reason to believe that any of the nominees will not be a candidate or will be unable to serve as a Director. However, in the event that any of the nominees should become unable or unwilling to serve as a Director, the proxy will be voted for the election of such person or persons as shall be designated by the Directors.

Set forth below is certain information, as of April 8, 2019, with respect to each nominee:

Name	Age	Principal Occupation and Experience, Qualifications, Attributes or Skills	Director Since

Mike Faith	54

Mr. Faith has served as a Director of the Company since April 2011. Mr. Faith is the founder and Chief Executive Officer of Headsets.com in San Francisco, California since 1997. The Board believes that Mr. Faith’s qualifications to serve on the Board include his entrepreneurial thinking and direct marketing expertise.

			April 2011

Steve DeWindt	64

Mr. DeWindt was appointed President and Chief Executive Officer in October 2018, after having served as the Interim President and Chief Executive Officer since May 2018. Mr. DeWindt also serves on the Board of Directors since election as a Director in January 2014. Prior to his appointment at the Company, Mr. DeWindt served as the Executive Vice President of Solium, Inc. since November 2012. From October 2010 to November 2012, he was the Executive Chair, President and Board of Directors member of OptionEase, Inc. (subsequently acquired by Solium). From June 2007 to October 2009, Mr. DeWindt was the Co-founder, President, Chief Executive Officer and Board of Directors member of Sparxent, Inc. (now Verismic Software). Prior to that, Mr. DeWindt served in various executive management capacities in sales and marketing for a number of companies. Mr. DeWindt also serves as the Chair of the Board of Directors of Group 47 and on the Board of Trustees of Principia College. The Board believes that Mr. DeWindt’s qualifications to serve on the Board include his proven executive track record in the software industry.

			January 2014

Diana Kurty	65

Ms. Kurty has served as a Director of the Company since December 2015. Ms. Kurty is currently a principal with Lumina Partners and brings three decades of broad-based leadership in financial strategy, operations, controls, treasury, investment management, mergers and acquisitions, human resources and facilities management. Ms. Kurty is a C.P.A. and previously held the positions of Vice President of Finance of Sutherland Global Services, Chief Financial Officer of IEC Electronics, Vice President and Corporate Controller of Goulds Pumps, as well as Senior Audit Manager at PricewaterhouseCoopers. Ms. Kurty is also currently a member of the Board of Directors and Chair of the Audit Committee of the University of Rochester Medical Center. The Board believes that Ms. Kurty’s qualifications to serve on the Board include her wealth of accounting and financial knowledge, as well as her public company and industry-specific experience.

			December 2015

Jeffrey Geygan	57

Mr. Geygan has served as a Director of the Company since February 2018, and as Board Chair since May 2018. Mr. Geygan is President and Chief Executive Officer of GVIC, an investment research and advisory services firm he founded in 2007. Prior to founding GVIC, Mr. Geygan served as a Senior Portfolio Manager at UBS Financial Services. Mr. Geygan has taught undergraduate and graduate-level courses at IE University in Madrid, Spain, the University of Wisconsin — Milwaukee Lubar School of Business, and the College of Charleston. He serves on the Advisory Board of the University of Wisconsin — Madison Department of Economics as well as the Service Heat Treat Corporation, a Milwaukee, Wisconsin based metallurgical solutions firm. The Board believes that his qualifications to serve on the Board and as Board Chair include his years of experience in the finance industry.

February 2018

All Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Officers serve at the discretion of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plans

2012 Plan.  The Company’s 2012 Stock-Based Compensation Plan (the “2012 Plan”) has been established by the Company to: (i) attract and retain skilled employees and directors; (ii) motivate participants, by means of appropriate incentives, to achieve long-range goals; and (iii) link participants’ interests with those of the Company’s stockholders through compensation that is based on the Common Stock, and thereby promote the continued growth and financial success of the Company. At the annual stockholder’s meeting held on June 6, 2012, the Company’s stockholders approved the 2012 Plan. The 2012 Plan was amended on June 5, 2018 to increase the number of shares available for grant under the 2012 Plan from 600,000 to 1,000,000. The 2012 Plan authorizes the grant of Stock Options, Stock Units, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses, and other equity-based awards.  As of December 31, 2018, the number of shares of Common Stock available for future award grants to employees, officers and directors under the 2012 Plan is 530,022. In February 2019, awards with regard to an additional 20,405 shares were granted to officers for performance under the 2018 incentive compensation plan.

During 2017, the Company granted a total of 87,076 shares of Restricted Stock to officers and employees. These shares of Restricted Stock vest over time in up to twenty equal quarterly installments. In 2017, 22,694 shares of Restricted Stock were forfeited as a result of directors and employees terminating employment with the Company.

During 2018, the Company granted a total of 123,000 shares of Restricted Stock to officers, directors and employees. These shares of Restricted Stock vest immediately or over time in up to twenty equal quarterly installments. In 2018, 7,176 shares of Restricted Stock were forfeited as a result of directors and employees terminating employment with the Company.

During February 2019, the Company granted an additional 20,405 shares of Restricted Stock to officers based on 2018 Company performance. These shares vest in sixteen equal quarterly installments. In addition, a target of 50,000 shares of Restricted Stock are issuable in February 2020 to officers based on performance under the 2019 incentive compensation plans.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table sets forth information, as of December 31, 2018, regarding securities authorized for issuance upon the exercise of stock options and vesting of Restricted Stock under all of the Company’s equity compensation plans.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options and Vesting of Stock Awards	(b) Weighted Average Exercise Price of Outstanding Options	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders (1) (2)	96,744	$15.67	530,022
Total	96,744	$15.67	530,022

(1)         Includes the 2012 Plan. See “Stock Plans” above in this proxy statement.

(2)         Excludes 20,405 shares of Restricted Stock issued to officers in February 2019 based on the outcome of 2018 performance-based incentive grants.

OTHER EMPLOYEE BENEFIT PLANS

The Company provides all employees, including executive officers, with group medical, dental and disability insurance on a non-discriminatory basis. The employee group as a whole is required to contribute approximately 20% of the premium costs of such policies. The Company has a 401(k) savings and investment plan intended to qualify under Section 401(a) of the Code, for our domestic employees, which permits employee salary reductions for tax-deferred savings purposes pursuant to Section 401(k)

of the Code. The Company matches 50% of domestic employee contributions up to the first 6% of compensation. The Company’s total contributions for 2018 were approximately $264,000.

As described in more detail below under “Base Salary and Performance Bonus Plan”, in recent years the Company has maintained annual performance bonus plans for our senior executives which provide for a bonus in the event certain performance targets, usually based upon operating profitability and contribution margin, are achieved, and also provide for additional incentive bonuses based upon pre-established metrics.

EXECUTIVES AND EXECUTIVE COMPENSATION

Our Executives

Set forth below are the name, age, present title, principal occupation and certain biographical information for our executive officers as of April 8, 2019, all of whom have been appointed by and serve at the discretion of our Board of Directors.

Name	Age	Position
Steve DeWindt	64	President and Chief Executive Officer
Dale Foster	55	Executive Vice President
Brian Gilbertson	58	VP and General Manager of Lifeboat Distribution
Michael Vesey	57	Vice President and Chief Financial Officer
Kevin Scull	53	Vice President and Chief Accounting Officer
Vito Legrottaglie	55	VP of Operations and Chief Information Officer
Charles Bass	54	VP New Business Development

Steve DeWindt was appointed President and Chief Executive Officer in October 2018, after having served as the Interim President and Chief Executive Officer since May 2018. Mr. DeWindt also serves on the Board of Directors and has since his election as a Director in January 2014. Prior to his appointment at the Company, Mr. DeWindt served as the Executive Vice President of Solium, Inc. since November 2012. From October 2010 to November 2012, he was the Executive Chairman, President and Board of Directors member of OptionEase, Inc. (subsequently acquired by Solium). From June 2007 to October 2009, Mr. DeWindt was the Co-founder, President, Chief Executive Officer and Board of Directors member of Sparxent, Inc. (now Verismic Software). Prior to that, Mr. DeWindt served in various executive management capacities in sales and marketing for a number of companies. Mr. DeWindt also serves as the Chairman of the Board of Directors of Group 47 and on the Board of Trustees of Principia College.

Dale Foster was appointed Executive Vice President in January 2018. Mr. Foster previously served as Executive Director and General Manager of Promark Technology Inc. from November 2012 until he joined the Company. Prior to that he served as President and CEO of Promark prior to its acquisition by Ingram Micro.

Brian Gilbertson was appointed Vice President and General Manager of Lifeboat, a subsidiary of the Company, in May 2016. Mr. Gilbertson joined Lifeboat in 2015 as Vice President, Business Development. Since 2003, Mr. Gilbertson has held leadership positions in distribution and high-tech vendor companies. Prior to joining Lifeboat, Mr. Gilbertson served as the Senior Director for Arrow Enterprise Computing Solutions from November 2006 to February 2015. While at Arrow, Mr. Gilbertson had responsibility for the P&L, development and execution of strategic direction, and day to day operations. Prior to Arrow, he served as the Director of Sales for Alternative Technology July 2003 to November 2006.

Michael Vesey was appointed Vice President and Chief Financial Officer in October 2016. He served as Vice President of SEC Reporting for OTG Management, Inc., from January to September 2016. Prior to that, Mr. Vesey served as Senior Vice

President and Chief Financial Officer from 2011 to 2015, and Vice President Corporate Controller from 2006 to 2011, for Majesco Entertainment Company, a NASDAQ listed publisher and distributor of interactive entertainment software. Mr. Vesey is a certified public accountant and holds a Master of Finance degree from Penn State University. He began his career with the accounting firm KPMG.

Kevin Scull was appointed to the position of Vice President and Chief Accounting Officer in February 2015, after having served as the Vice President and Interim Chief Financial Officer since February 2014. He previously held the position of Vice President and Chief Accounting Officer from January 2006 to August 2012, after having served as Corporate Controller of the Company since January 2003. Prior to joining the Company, Mr. Scull worked for Niksun Inc. as Accounting Manager from January 2001 to January 2003 and, prior to that, he worked for Telcordia Inc. from December 2000 to January 2001, as Manager of Accounting Policies.

Vito Legrottaglie was appointed to the position of Vice President and Chief Information Officer in February 2015, after having served as Vice President of Operations and Information Systems since April 2007. Mr. Legrottaglie rejoined the company in February 2003 having previously served as director of Information Systems and then Vice President of Information Systems from 1996-2000. Mr. Legrottaglie has also held the positions of Chief Technology Officer at Swell Commerce Incorporated, Vice President of Operations for The Wine Enthusiast Companies, and Director of Information Systems at Barnes and Noble.

Charles Bass was appointed Vice President New Business Development in January 2018. Mr. Bass previously served as Vice President Worldwide Channel Sales at Blue Medora since October 2016 until he joined the Company.  From August 2015 to October 2016 he served as Vice President Worldwide sales for Tegile Inc., and from November 2010 to August 2015 he served as Vice President, Alliances, Marketing and Western Sales for Promark Technology Inc.

Compensation Discussion and Analysis

Overview

The Company qualifies under SEC rules as a smaller reporting company (“SRC”). As such, the Company may elect to omit certain disclosures that are not required under the reporting requirements for SRCs. The Company, however, optionally included the Compensation Discussion and Analysis herein to provide more fulsome disclosure of recent changes made to its compensation practices in 2018.

The Compensation Committee is charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and ensuring that executives and key management personnel are appropriately compensated. The Compensation Committee also is responsible for reviewing and establishing the compensation of directors.

Compensation Philosophy and Objectives. The Compensation Committee seeks to structure each element of compensation to attract and retain the necessary executive talent, reward annual performance and provide incentive for both long-term strategic goal planning and achievement as well as short-term performance. The Compensation Committee’s policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our shareholders.

Elements of Compensation. The total compensation program for the Company’s executive officers consists of the following:

•                  Salary;

•                  Cash incentive and bonus awards tied to the Company and each executive’s annual performance;

•                  Equity incentive awards; and

•                  Termination benefits.

Say On Pay Considerations. In accordance with SEC rules, the Company conducted a non-binding, advisory vote on the Company’s executive compensation at its 2018 and 2017 annual meetings of stockholders. The Company’s shareholders voted to approve the Company’s executive employment practices at the 2018 annual meeting with a favorable vote of 72% of the votes cast. In 2017 the executive employment practices were approved with a favorable vote of 68%. In 2018 the Company reviewed its executive compensation practices, considering input from shareholders and results of proxy advisory service recommendations. As a result of that review and in light of market standards for good governance, the Company implemented the following changes to its executive compensation programs for 2019.

•                  Re-evaluated criteria for annual executive bonuses and, in order to more closely tie pay to performance, added a gross profit growth criterion to annual targets;

•                  Amended the definition of a “change in control” for future grants under the 2012 Plan, which definition, prior to such amendment, was considered, based upon guidelines of proxy advisory services and market standards, to be a liberal change in control definition (see Severance and Change in Control Agreements);

In addition, the Company’s former CEO, Simon Nynens, resigned in May 2018. In connection with such separation, the Company satisfied and retired all contractual obligations owed to Mr. Nynens regarding possible termination benefits and accelerated the vesting of all of Mr. Nynens’s outstanding equity awards.  In October 2018, the Company entered into an employment agreement with its new President and Chief Executive Officer, Steve DeWindt (see Compensation of the President and Chief Executive Officer below).

Base Salary and Performance Cash Bonus Plan.

Total cash compensation for 2018 is divided into a base salary portion and a bonus. Many factors are considered in determining the base salaries for executive officers, including the value that each individual brings to the Company through experience, education and training, comparable positions and comparable responsibilities at similar organizations, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success.

Target total cash compensation for each executive is established primarily based on peer group data. The Compensation Committee included companies in the peer group (PC Connection, Inc., Insight Enterprises, Inc., Arrow Electronics Inc., Ingram Micro, CDW Corporation, Tech Data Corporation, Synnex Corporation, and Avnet, Inc.) that it believes are competitors of the Company, and companies in related industries with similar market capitalization to the Company including AstroNova, Inc., Aviat Networks, Inc., Computer Task Group, Inc., DLH Holdings Corp., EMCORE Corporation, IEC Electronics Corp., RCM Technologies, Inc. and StarTek, Inc., for executive talent. A combination of proxy and executive salary survey data were the primary sources used to develop the analysis.

Further, the Compensation Committee hired a compensation consultant, Gallagher HRCC, in 2018 to assist in determining appropriate benchmark and compensation practices regarding executive compensation.

In February 2019, the Compensation Committee set, and the Board accepted, a performance bonus plan for 2019 (the “Performance Bonus Plan”) which was developed using the performance metrics approved by stockholder vote under the 2012 Executive Incentive Plan (the “Executive Plan”). Cash incentive payments under the Performance Bonus Plan depend upon the Company’s (or any of its specified business unit’s) actual annual performance having met or exceeded thresholds set in the Performance Bonus Plan.

The Executive Plan was established in 2012 and expired five years thereafter. The Tax Cuts and Jobs Act of 2018 (the “TCJA”) substantially changed provisions of the Internal Revenue Code of 1986, as amended, including without limitation Section 162(m) therein (“Section 162(m)”). Based on a review of the TCJA, and its applicability to the Company’s current executive compensation structure, the Company determined it did not need to renew the Executive Plan in order to provide certain tax-related compensation benefits to its executives.  The Company does, however, continue to apply similar metrics to those established in the Executive Plan to its executives under the Performance Bonus Plan. Pursuant to the Performance Bonus Plan, which replaced the Executive Plan, the Company’s executive officers are eligible to receive cash incentive payments dependent on the Company (or any of its specified business units) or the executive meeting or exceeding, in a specified performance period, pre-established, objectively determinable performance goals. Under the Performance Bonus Plan, the Compensation Committee establishes the performance goals and the performance period at a time when the attainment of the applicable performance goals is substantially uncertain. The Compensation Committee established performance goals based on the metrics established in the Executive Plan for the Company’s 2018 fiscal year in February 2018. Because payments of cash awards under the Performance Bonus Plan would be determined by comparing actual performance to the performance goals established by the Compensation Committee, in accordance with criteria provided for in the Executive Plan, it is not possible to predict the amount of future benefits that will be paid under the Performance Bonus Plan for any future performance period. However, the maximum award an executive officer could receive under the Performance Bonus Plan in any fiscal year of the Company is $1,000,000.

The principal targets in the Company’s 2018 performance bonus plan were operating profit and segment contribution margin. Segment contribution margin represents segment revenue less the respective segment’s cost of revenues as well as segment direct costs (including such items as payroll costs and payroll-related costs, such as profit sharing, incentive awards and insurance) and excluding general and administrative expenses not attributed to a business unit. Specific targets for each executive officer were determined by the Compensation Committee based on a review of the Company’s 2018 budget prepared by management and the factors described above. The targets are set at levels that, upon achievement of 100% of the target performance, are likely to result in bonus payments that the Compensation Committee believes to be comparable to our peer data group. The following table shows, for fiscal year 2018, the potential range of bonus awards and the actual bonus awarded as a percentage of base salary, for each of the Named Executive Officers. Bonuses for Messrs. DeWindt, Vesey, Legrottaglie, and Foster are based on consolidated operating income. Bonuses for Mr. Gilbertson are based on the Lifeboat segment contribution margin. For the Performance Bonus Plan, the Company reviewed performance criteria and added a gross profit growth factor to the payout calculations.

			Contribution	Contribution
	Operating	Operating	Margin	Margin
	Income	Income	Targets	Targets
	Potential	Actual	Potential	Actual
Name	Payouts	Payouts	Payouts	Payouts
Steve DeWindt	0-14%	0%	—	—
Michael Vesey	0-74%	29%	—	—
Vito Legrottaglie	0-82%	32%	—	—
Brian Gilbertson	—	—	0-143%	55%
Dale Foster	0-84%	0%	—	—

Equity Incentive. The Company’s executive officers are eligible to receive equity incentive awards under the Company’s equity incentive plan. The primary goal of the Company is to create long-term value for stockholders, and accordingly the Compensation Committee believes that equity incentive awards provide an additional incentive to executive officers to work towards maximizing stockholder value. The Compensation Committee views equity incentive awards as one of the more important components of the Company’s long-term, performance-based compensation philosophy. The grant of equity incentive awards to executive officers encourages equity ownership in the Company, and closely aligns executive officers’ interests to the interests of the stockholders.

Pursuant to the 2012 Plan, the Company’s executive officers are eligible to receive grants of shares of Common Stock, Options, Stock Appreciation Rights, Restricted Stock, Deferred Stock, Stock Bonuses, and other equity-based awards. Options granted under the 2012 Plan may be either “incentive stock options” as defined in Section 422 of the Code, or nonqualified stock options, as determined by the Compensation Committee.

Equity incentive awards may be provided through initial grants at or near the date of hire, through subsequent periodic grants and annual performance-based grants. Equity incentive awards granted by the Company to its executive officers and other employees have exercise prices not less than the fair market value of the stock on the date of the grant or award. Equity incentive awards vest and become exercisable at such time as determined by the Board or the Compensation Committee. The initial grant is designed for the level of skills required to fulfill the executive’s responsibilities and is designed to motivate the officer to make the kind of decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional equity incentive awards within the comparable range for the job are granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals. Annual performance-based grants, if awarded, are based on the achievement of operating profit, segment income, or other performance criteria established by the Compensation Committee.

In February 2018, Messrs. Nynens, Vesey, Legrottaglie, and Gilbertson were awarded 28,500, 7,500, 7,500 and 8,000 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2017 bonus plan that vest over 16 equal quarterly installments.  In May 2018, Mr. Foster was awarded an initial employment grant of 20,000 shares of Restricted Stock that vest over 16 equal quarterly installments.

In February 2017, Messrs. Nynens, Legrottaglie, and Gilbertson were awarded 30,000, 5,700, and 7,500 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2016 bonus plan that vest over 16 equal quarterly installments. Mr. Vesey was awarded an initial employment grant of 10,000 shares of Restricted Stock that vest over 20 equal quarterly installments.

In February 2016, Messrs. Nynens and Legrottaglie were awarded 30,400 and 5,700 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2015 bonus plan that vest over 16 equal quarterly installments.  Messrs. Nynens and Gilbertson were awarded 100,000 and 5,000 shares of Restricted Stock, respectively. as retention awards that vest over 20 equal quarterly installments. Mr. Nynens’s last such retention award was made in January 2006, and such award vested over 10 years.

Severance and Change-in-Control Arrangements.

As stated above, the Compensation Committee believes that the interests of stockholders are best served by ensuring that the interests of our senior management are aligned with those of our stockholders. We believe that companies should provide reasonable severance benefits to executive officers due to the greater level of difficulty they face in finding comparable employment in a short period of time and greater risk of job loss or modification as a result of a change-in-control transaction than other employees. By reducing the risk of job loss or reduction in authority, the change-in-control provision helps ensure that our executive officers support potential change-in-control transactions that may be in the best interests of our stockholders, even though the transaction may create uncertainty in their personal employment situation, and such a provision is necessary, we believe, to ensuring that our total employment package for executives remains market competitive. Certain Named Executive Officers are entitled to receive severance benefits under the terms of his or her individually negotiated employment agreement upon either termination by us without cause or, under certain circumstances for certain of our Named Executive Officers, resignation by the executive for good reason. Other executive officers are entitled to receive accelerated vesting of their outstanding equity awards according to the terms of our 2012 Plan.  For details on our severance and change-in-control arrangements, see “Potential Payments Upon Termination or Change-in-Control.”

Severance and change in control arrangements consist of cash payments, accelerated vesting of equity incentive awards, and benefits continuation. Based on a review of market standards for good governance, the Compensation Committee reviewed the Company’s 2012 Plan and has made specific changes to the definition of a change in control, as outlined below, effective April 2019, which will be applicable to all future grants. The changes were made to bring such provisions in line with current market practice for good governance. The Compensation Committee may make further modifications to the plans as necessary. Changes to the 2012 Plan include the following:

•                  In reviewing the Company’s 2012 Plan it was determined that the 2012 Plan had a “liberal” definition of “change in control” in that a change in control determination was made based on stockholder approval of a transaction, rather than consummation of the underlying transaction. Combining a “liberal” change in control definition with accelerated vesting is not considered a best practice. Accordingly, the Plan was amended to provide that a change in control occurs at the time of consummation of the underlying transaction.

Change in Control. For purposes of the 2012 Plan, as most recently amended in April 2019, “Change in Control” means:

•                  The acquisition of more than 50% of beneficial ownership of the combined voting stock of the Company by any person or group other than the Company or its subsidiaries or any employee benefit plan of the Company or any person who was an officer or director of the Company on the effective date of the 2012 Plan;

•                  Consummation by the Company of a reorganization, merger or consolidation in which all or substantially all of the individuals and entities who were the beneficial owners of the voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, securities representing more than 50% of the voting power of then outstanding voting securities of the corporation resulting from such a reorganization, merger or consolidation, unless the transaction is structured as “merger of equals” and the Board determines that a change in control has not occurred;

•                  The sale of all or substantially all of the Company’s assets to a party which is not controlled by or under common control with the Company; or

•                  During any 24 month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, except that individuals whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then on the Board (other than in connection with an actual or threatened election contest) are treated as Incumbent Directors. A summary of the effects of the revised change in control provisions are below.

Compensation of the President and Chief Executive Officer

The factors considered by the Compensation Committee in determining the compensation of the Chief Executive Officer, in addition to the criteria discussed above, include the Company’s operating and financial performance, as well as the individual’s leadership and establishment and implementation of the strategic direction for the Company. The Compensation Committee considered as part of its subjective evaluation, among other factors, such executive’s reputation and contacts in the business community. The compensation of the Company’s Chief Executive Officer in 2018 consisted of a base salary performance bonus and stock awards. The total compensation package was established considering compensation of peer chief executive officers with similar executive responsibilities. In May of 2018 Simon Nynens resigned as the Company’s former CEO and Chair. Also, in May of 2018 the Board appointed Steve DeWindt interim CEO, and Jeffrey Geygan as Chair of the Board. In October 2018 Steve DeWindt was appointed as CEO.

In connection with his appointment, the Company entered into an employment agreement (the “Employment Agreement”) with Mr. DeWindt.  Mr. DeWindt is employed by the Company on an at-will basis and, therefore, either Mr. DeWindt or the Company may terminate Mr. DeWindt’s employment at any time for any reason not prohibited by law.  Mr. DeWindt’s current base salary is $350,000 per annum.

Mr. DeWindt is eligible to receive an annual incentive bonus (the “Annual Incentive”) for each fiscal year during his period of employment, as determined by the Board of Directors of the Company.  With respect to (i) the 2018 fiscal year of the Company, the Annual Incentive was in the range of $0 to $49,000, and (ii) the 2019 fiscal year of the Company, the Annual Incentive will be in the range of $0 to $350,000, in each case as determined in the sole discretion of the Board of Directors of the Company.  Any Annual Incentive payable to Mr. DeWindt related to the 2018 and 2019 fiscal years of the Company will be payable in at least 50% cash.

Mr. DeWindt is entitled to receive stock-based compensation in accordance with the Company’s 2012 Plan or any other equity incentive plan approved by the Board as follows: (i) for fiscal years 2018 and 2019 of the Company, provided that the Company has Actual Pre-Tax Income (as defined in the Employment Agreement) in excess of the lower end of the Pre-Tax Income Range (as defined in the Employment Agreement), Mr. DeWindt is entitled to receive shares of Common Stock of the Company with a Fair Market Value (as defined in the Employment Agreement) equal to the product of (A) Actual Pre-Tax Income minus the Pre-Tax Income Target (as defined in the Employment Agreement), multiplied by (B) the Participation Amount (as defined in the Employment Agreement).  For each fiscal year following the 2019 fiscal year, the Company shall determine in its sole discretion whether or not Mr. DeWindt shall be entitled to stock-based compensation in a particular year, and the performance metrics and targets that Mr. DeWindt must achieve to receive any such stock-based compensation in a particular year.  Mr. DeWindt will not be permitted to sell or otherwise transfer any shares of Common Stock issued to Mr. DeWindt as stock-based compensation for three years following the grant date of such shares; provided that such restriction will terminate upon a Change of Control (as defined in the Employment Agreement) of the Company.

Summary Compensation Table

The following table sets forth, for fiscal years 2018, 2017 and 2016, a summary of the annual and long-term compensation for services in all capacities of the Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Non-Equity Incentive Compensation ($)	All Other Compensation ($) (8)	Total ($)

Simon Nynens (2)	2018	131,538	—		—	—	844,847	976,385
Former Chair, President and Chief Executive Officer	2017	300,000	—		473,100	400,989	100,961	1,275,050
	2016	300,000	—	(9)	2,202,900	626,457	111,531	3,240,888

Steve DeWindt (3)
President and Chief Executive Officer	2018	222,788	—		51,200	—	4,375	278,363

Michael Vesey (4) (10)	2018	225,000	—		64,000	71,300	15,835	376,135
Vice President and Chief Financial Officer	2017	175,000	—	(9)	302,500	51,330	12,178	541,008
	2016	43,750	12,500		—		—	56,250

Vito Legrottaglie (5) (10)	2018	225,000	—		64,000	71,300	15,473	375,773
Vice President Chief Information Officer	2017	200,000	—		124,500	102,660	15,232	442,392
	2016	200,000	20,917		104,481	119,083	15,174	459,655

Brian Gilbertson (6) (10)	2018	200,000	—		52,224	110,000	9,229	371,453
Vice President and General Manager Lifeboat	2017	175,000	—		132,800	139,983	4,296	452,079
	2016	175,000	—		225,225	115,000	—	515,225

Dale Foster (7) (9)
Executive Vice President	2018	248,077	—		288,000	—	11,945	548,022

(1)               The amount included in “Stock Awards” is the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). See Note 7, “Stockholder’s Equity and Stock Based Compensation” in the Company’s consolidated financial statements set forth in our Annual Report on Form 10-K for the assumptions made in determining stock award values.

(2)               Mr. Nynens served as the Chair of the Board of Directors, until his resignation in May 2018, but did not receive any compensation for his service in this capacity. Compensation presented for 2018 represents the amount received prior to his resignation in May 2018. Mr. Nynens received certain payments and accelerated vesting of outstanding stock awards discussed in all other compensation below.

(3)               Mr. DeWindt was appointed President and Chief Executive Officer in October 2018, after having served as the Interim President and Chief Executive Officer since May 2018. Compensation presented for 2018 represents the period from May 2018 through December 31, 2018.

(4)               Mr. Vesey was appointed Vice President and Chief Financial Officer in October 2016. Compensation presented for 2016 represents the period from appointment to December 31, 2016.

(5)               Mr. Legrottaglie was appointed Vice President and Chief Information Officer in February 2015 after having served as Vice President of Operations and Information Systems since April 2007.

(6)               Mr. Gilbertson was appointed Vice President and General Manager of Lifeboat in May 2016 after having served as Vice President of Business Development since May 2015.

(7)               Mr. Foster was appointed Executive Vice President in January 2018. Compensation presented for 2018 represents the period from appointment to December 31, 2018.

(8)               A detailed description of the items disclosed as “All-Other Compensation” is set forth in the table below.

(9)              2016 includes a periodic grant of 100,000 shares of Restricted Stock to Mr. Nynens which vest over twenty quarters. 2017 includes an initial employment grant of 10,000 shares of Restricted Stock to Mr. Vesey which vest over sixteen quarters. 2018 includes an initial employment grant of 20,000 shares of Restricted Stock to Mr. Foster which vest over sixteen quarters.

(10)        In February 2019, the Compensation Committee approved annual salary increases of $75,000 to Mr. Vesey and $25,000 to Mr. Legrottaglie effective February 1, 2019. In January 2019, the Compensation Committee approved an annual salary increase of $25,000 to Mr. Gilbertson, effective January 14, 2019.

All Other Compensation

Name		401(k) Matching Contributions ($)	Dividend Equivalents On Unvested Restricted Stock ($)	Personal Use of Company Car ($)	Supplemental Life Insurance Premiums ($)	Post-Employment Benefits ($) (1)	Total ($)

Simon Nynens	2018	6,965	49,449	11,956	4,310	772,167	844,847
	2017	8,813	83,637	4,201	4,310	—	100,961
	2016	9,000	93,687	4,534	4,310	—	111,531

Steve DeWindt	2018	4,375	—	—	—	—	4,375

Michael Vesey	2018	6,949	8,886	—	—	—	15,835
	2017	6,228	5,950	—	—	—	12,178
	2016	—	—	—	—	—	—

Vito Legrottaglie	2018	7,035	8,438	—	—	—	15,473
	2017	7,727	7,505	—	—	—	15,232
	2016	7,724	7,450	—	—	—	15,174

Brian Gilbertson	2018	—	9,229	—	—	—	9,229
	2017	—	4,296	—	—	—	4,296
	2016	—	—	—	—	—	—

Dale Foster	2018	3,019	8,926	—	—	—	11,945

(1) On May 11, 2018, the Company entered into a Separation and Release Agreement (the “Separation Agreement”) with its former Chair of the Board, President and Chief Executive Officer upon his resignation from the Company. The Separation Agreement supersedes and replaces the Employment Agreement, dated January 12, 2006, between the former Chair of the Board, President and Chief Executive Officer and the Company. The former Chair of the Board, President and Chief Executive Officer is entitled to receive (a) a cash payment of $700,000, payable in 12 consecutive, equal monthly installments on the fifteenth day of each month, commencing June 15, 2018; provided that the monthly payments were delayed until the earlier to occur of the former Chair of the Board, President and Chief Executive Officer death or November 19, 2018 (the “Delay Period”), and upon the expiration of the Delay Period, all payments that were delayed were paid in a lump sum, (b) a one-time, lump sum cash payment of $30,000 (the former Chair of the Board, President and Chief Executive Officer’s then current monthly salary) payable within 30 days after the Separation Date so long as the former Chair of the Board, President and Chief Executive Officer performed certain transition services to the extent reasonably requested by the Company, which was paid; and (c) payment of accrued vacation equal to $40,000, all stock options and stock awards issued to the former Chair of the Board, President and Chief Executive Officer, consisting solely of 109,084 shares of restricted Common Stock issued under the 2012 Plan, were fully vested.

GRANT OF PLAN-BASED AWARDS

The following table shows information regarding awards granted to each of our Named Executive Officers under our 2018 performance bonus plan and 2012 Plan during 2018.

		Estimated future payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other Stock Awards Number:	Grant Date Fair Value of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Michael Vesey	2/26/2018	25,600	128,000	153,600	2,000	10,000	12,000	—	64,000	(3)

Vito Legrottaglie	2/26/2018	25,600	128,000	153,600	2,000	10,000	12,000	—	64,000	(3)

Brian Gilbertson	2/26/2018	51,200	128,000	153,600	4,000	10,000	12,000	—	52,224	(3)

Dale Foster	2/26/2018	64,000	128,000	192,000	5,000	10,000	15,000	—	—
	5/7/2018	—	—	—	—	—	—	20,000	288,000	(4)

(1) These amounts represent threshold, target and maximum awards established under our 2018 performance bonus plan. The actual amount of each award authorized for payment by our Compensation Committee in February 2019 is included in the 2018 Summary Compensation Table above under the heading “Non-Equity Incentive Compensation.”

(2)  These amounts represent threshold, target and maximum awards of Restricted Stock awards granted under our 2018 performance bonus plan. The actual grant date fair value computed in accordance with FASB ASC Topic 718 of each award authorized for issuance by our Compensation Committee in February 2018 is included in the Summary Compensation Table above under the heading “Stock Awards.” Fair value of performance-based Restricted Stock awards is calculated using the closing stock price on the date of the grant, based on the probable outcome of the performance conditions.

(3) These amounts represent the actual amount of each award of Restricted Stock authorized for issuance by our Compensation Committee in February 2019 and included in the 2018 Summary Compensation Table above under the heading “Stock Awards”.

(4)  This amount represents an initial employment grant award of 20,000 shares of Restricted Stock that vest over 16 equal quarterly installments.

Options Exercised and Stock Vested in 2018

The table below shows the number of shares of Common Stock acquired during 2018 upon the exercise of options and vesting of Restricted Stock.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired On	Realized On
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Simon Nynens	—	—	134,200	1,888,649
Steve DeWindt (1)	—	—	624	8,845
Michael Vesey	—	—	3,884	52,091
Vito Legrottaglie	—	—	6,732	90,283
Brian Gilbertson	—	—	4,872	65,334
Dale Foster	—	—	3,750	49,613

(1) These amounts represent the vesting of a Restricted Stock award that had been granted prior to Mr. DeWindt’s appointment as Interim President and Chief Executive Officer on May 11, 2018.

Outstanding Equity Awards

The following table shows the number of shares of Common Stock covered by exercisable and unexercisable options and unvested Restricted Stock held by the Company’s Named Executive Officers on December 31, 2018.

Outstanding Equity Awards at December 31, 2018

		Option Awards			Stock Awards
	Number of	Number of			Number of	Market Value
	Securities	Securities			Shares or	of Shares or
	Underlying	Underlying	Option		Units of Stock	Units of Stock
	Unexercised	Unexercised	Exercise	Option	That Have	That Have
	Options (#)	Options (#)	Price	Expiration	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#) (1)	($) (2)
Simon Nynens	—	—	—	—	—	—
Steve DeWindt	—	—	—	—	—	—
Michael Vesey	—	—	—	—	11,616	116,160
Vito Legrottaglie	—	—	—	—	9,888	98,880
Brian Gilbertson	—	—	—	—	11,744	117,440
Dale Foster	—	—	—	—	16,250	162,500

(1)                     In May 2018, Mr. Foster was awarded an initial employment grant of 20,000 shares of Restricted Stock that vest over 16 equal quarterly installments. In February 2018, Messrs. Vesey, Legrottaglie, and Gilbertson were awarded 7,500, 7,500 and 8,000 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2017 bonus plan that vest over 16 equal quarterly installments. In February 2017, Messrs. Legrottaglie and Gilbertson were awarded 5,700, and 7,500 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2016 bonus plan that vest over 16 equal quarterly installments. In February 2017, Mr. Vesey was awarded an initial employment grant of 10,000 shares of Restricted Stock that vest over 20 equal quarterly installments. In February 2016, Mr. Legrottaglie was awarded 5,700 shares of Restricted Stock, respectively, based on achieving operating income goals under the 2015 bonus plan that vest over 16 equal quarterly installments. In February 2016, Mr. Gilbertson was awarded 5,000 shares of Restricted Stock that vest over 20 equal quarterly installments

(2)                     The market value is based on the closing stock price of the Company’s Common Stock of $10.00 on December 31, 2018, the last trading day of 2018.

Employment and Severance Agreements

Each of the Named Executive Officers has entered into an agreement that includes a covenant not-to-compete and a confidentiality provision. The covenant not-to-compete prohibits the executive from engaging in a competing business for a period of one year after termination. Such covenant also prohibits the executive from directly or indirectly soliciting the Company’s customers or employees.

On October 4, 2018, the Company appointed Steve DeWindt to be its President and Chief Executive Officer and entered into a related employment agreement with Mr. DeWindt, dated as of October 9, 2018. The agreement provides for an initial base salary of $350,000, subject to increase at the discretion of the Compensation Committee, and a bonus, pursuant to a bonus plan adopted by the Board of Directors.

In the event of any termination of the Employment Agreement for any reason, (i) Mr. DeWindt will be entitled to a lump sum payment within 30 days after the date specified in the notice of termination delivered by the Company or Mr. DeWindt, or in the case of death or disability (as defined in the Employment Agreement), the date of death or the effective date of the disability as determined pursuant to the Employment Agreement (the “Separation Date”) of (A) any base salary that has accrued but is unpaid, (B) any Annual Incentive (as defined in the Employment Agreement) that has been earned for the year prior to the year in which the termination occurs, but is unpaid, (C) any reimbursable expenses that have been incurred but are unpaid, and (D) any accrued but unused vacation (but not personal or sick days), as of the Separation Date; and (ii) the Company will provide any vested plan benefits that by their terms extend beyond the Separation Date (collectively, (i) and (ii), the “Separation Benefits”).  If Mr. DeWindt’s employment terminates on account of his death, disability, by Mr. DeWindt without Good Reason (as defined in the Employment Agreement), or by the Company for Cause (as defined in the Employment Agreement), the Company will make no further payments to Mr. DeWindt other than the Separation Benefits.

If Mr. DeWindt’s employment terminates on account of a termination by the Company without Cause or a termination by Mr. DeWindt for Good Reason, and if Mr. DeWindt complies with the other provisions in the Employment Agreement, Mr. DeWindt will receive, in addition to the Separation Benefits, (i) an amount equal to twelve months of his base salary as in effect immediately preceding the Separation Date (or, if greater, his base salary as in effect immediately preceding any action by the Company for which Mr. DeWindt terminated his employment for Good Reason), paid in equal installments on the Company’s regularly-scheduled paydays over a twelve-month period; and (ii) continued health care (medical, dental and vision) plan coverage provided to him and his spouse and dependents at the time of termination for twelve months after the Separation Date, on the same basis and at the same cost to Mr. DeWindt as available to similarly-situated active employees of the Company during such period.  If the Company reasonably determines that maintaining such coverage for Mr. DeWindt or his spouse or dependents is not feasible under the terms and provisions of such plans and programs (or where such continuation would adversely affect the tax status of the plan or program pursuant to which the coverage is provided), the Company will pay Mr. DeWindt cash equal to the estimated cost of the expected Company contribution therefor for such same period of time, with such payments to be made in accordance with the established payroll practices of the Company (no less frequently than monthly) for the period during which such cash payments are to be provided.

On January 6, 2003, the Company entered into a severance agreement with Mr. Legrottaglie, Vice President and Chief Information Officer, under which Mr. Legrottaglie is entitled to severance payments for six months at the then applicable annual base salary if the Company terminates his employment.

In October 2016, the Company entered into a severance agreement with Mr. Vesey, Vice President and Chief Financial Officer, under which Mr. Vesey is entitled to severance payments for six months at the then applicable annual base salary if the Company terminates his employment for any reason other than for cause. Additionally, in the event that a change of control of the Company occurs (as described below), the Chief Financial Officer’s outstanding equity awards become immediately vested and he is entitled to receive a lump-sum payment equal to 1.0 times his then current annual salary and actual incentive bonus earned in the year prior to such change in control.

On January 3, 2018, the Company entered into a severance agreement with Mr. Foster, Executive Vice President, under which Mr. Foster is entitled to severance payments for six months at the then applicable annual base salary and any outstanding equity awards become immediately vested if the Company terminates his employment for any reason other than for cause.

The payments triggered by such terminations pursuant to Mr. DeWindt, Mr. Vesey, Mr. Foster and Mr. Legrottaglie’s respective employment agreements, as well as those triggered by a change of control under the employment agreements of all Named Executive Officers, are illustrated in tabular format under “Potential Payments Upon Termination or Change of Control” below.

The following table illustrates the payments that would be due the Named Executive Officers in the event they are terminated.  For purposes of Mr. DeWindt, his termination would also have to be without cause and “cause” is defined as his (i) willful misconduct or gross negligence in connection with the performance of his duties which the Board of Directors believes does or is likely to result in material harm to the Company or one of its affiliates, other than any such failure resulting from disability, (ii) misappropriation or embezzlement of funds or property of the Company or one of its affiliates, (iii) fraud or dishonesty with respect to the Company or its affiliates, (iv) conviction of or entering of a guilty plea or plea of no contest with respect to any felony or any other crime involving moral turpitude or dishonesty, (v) breach of fiduciary duties owed to the

Company or one of its affiliates, (vi) exhibition of a standard of behavior within the scope of or related to his employment that is materially disruptive to the orderly conduct of the Company’s or its affiliates’ business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct), (vii) material failure to perform duties and responsibilities under his Employment Agreement, including prolonged absences without the written consent of the Chair of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to Mr. DeWindt who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Company, susceptible to a cure, or (viii) material breach of his Employment Agreement that is not cured within twenty (20) days after written notice of such breach from the Company. For purposes of Mr. Vesey and Mr. Foster, termination would also have to be without cause and “cause” is defined as (i) act of personal dishonesty in connection with the executive’s responsibilities as an employee of the Company that is intended to result in the executive’s substantial personal enrichment, (ii) a plea of guilty or nolo contendere to, or conviction of, a felony which the Board of Directors reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business, or (iv) willful violations of the executive’s obligations to the Company.

			Accelerated	Accelerated
	Payment		Vesting on	Vesting on
	Based On	Bonus	Restricted	Stock
Name	Salary ($)	($)	Stock ($)	Options ($)	Total ($)
Steve DeWindt	350,000	—	—	—	350,000
Michael Vesey	112,500	—	—	—	112,500
Vito Legrottaglie	112,500	—	—	—	122,500
Dale Foster	125,000	—	162,500	—	287,500

The severance payments disclosed above are to be made to Mr. DeWindt in twelve consecutive equal monthly installments and to Messrs. Vesey, Legrottaglie and Foster in six equal monthly installments.

Potential Payments Upon Termination or Change in Control

The Company has entered into certain agreements and maintains certain plans that require the Company to provide compensation to the Named Executive Officers in the event of a termination of employment or a change in control of the Company. The amount of compensation to each Named Executive Officer in each situation is listed in the tables below. The amounts shown assume that such termination or change of control was effective on December 31, 2018 and that the Company’s stock was $10.00 per share, which was the closing price of the shares on December 31, 2018 (the last trading day of 2018).

If, during the term of Mr. DeWindt’s employment and on or within 12 months following a Change of Control (as defined in the Employment Agreement), his employment terminates, either by the Company without Cause, or by Mr. DeWindt for Good Reason, and if Mr. DeWindt complies with the other provisions in the Employment Agreement, Mr. DeWindt will receive, in lieu of all other claims and payments under the Employment Agreement other than the Separation Benefits, (i) an amount equal to 24 months of his base salary as in effect immediately preceding the effective date of termination (or, if greater, Mr. DeWindt’s base salary as in effect immediately preceding any action by the Company for which Mr. DeWindt terminated his employment for Good Reason) paid in equal installments on the Company’s regularly-scheduled paydays over a 24 month period, with such period to commence immediately following the Separation Date; and (ii) an amount equal to the Annual Incentive paid to Mr. DeWindt for the year immediately prior to the year in which the effective date of termination occurs, paid in equal monthly installments over a twelve-month period, with such period to commence immediately following the Separation Date. To the extent that any portion of the Annual Incentive on which the amount payable was made in stock of the Company, the value of such stock shall be the Fair Market Value (as such term is defined in the Employment Agreement) of such stock on the close of business on the grant date.

In the event that the employment of the Company’s President and Chief Executive Officer is terminated for any reason other than for cause, he is entitled to receive severance payments equal to twelve months at the then applicable annual base salary paid over a twelve-month period. Additionally, if during the term of his employment and on or within twelve months following a change of control his employment terminates without cause, he is entitled to receive severance payments equal to twenty-four months at the then applicable annual base salary paid over a twenty-four-month period and the actual incentive bonus earned in the year prior paid over a twelve-month period.

Additionally, in the event that a change of control of the Company occurs (as described in the employment agreement), the Chief Financial Officer’s outstanding equity awards become immediately vested and he is entitled to receive a lump-sum payment equal to 1.0 times his then annual salary and the actual incentive bonus earned in the year prior to such change in control.

The following table illustrates the payments that would be due to the Named Executive Officers in the event of a change of control of the Company. For purposes of Mr. DeWindt, a “change of control” shall mean a change in the ownership of the Company or in the ownership of a substantial portion of the assets of the Company (but not solely the effective control of the Company), within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder. For purposes of Mr. Vesey, Mr. Legrottaglie, Mr. Gilbertson and Mr. Foster, a “change of control” shall be deemed to have occurred in the event of any of the following: (i) during any period of two consecutive years, the individuals at the beginning of such period constituting the Board of Directors cease for any reason to constitute at least a majority of the Board of Directors, (ii) the stockholders of the Company approve a plan of complete liquidation of the Company, (iii) the stockholders of the Company approve an agreement for the sale or disposition of all or substantially all of the Company’s assets, or (iv) the stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation unless immediately after such merger, consolidation or reorganization those voting securities immediately prior to such transaction continue to represent at least 50% of the combined voting power of the voting securities of the Company outstanding immediately after such transaction.

	Payment	Payment	Accelerated Vesting on
	Based on	Based on	Restricted
Name	Salary ($)	Bonus ($)	Stock ($)	Total ($)
Steve DeWindt	700,000	—	—	700,000
Michael Vesey	250,000	71,300	116,160	359,930
Vito Legrottaglie	—	—	98,880	98,880
Brian Gilbertson	—	—	117,440	117,440
Dale Foster	—	—	162,500	162,500

The change in control payments disclosed above are to be made to Mr. DeWindt in twenty-four consecutive equal monthly installments and to Mr. Vesey in one lump-sum payment.

Pay Ratio

Recent SEC rules require us to disclose the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. In determining the median annual total compensation of our other employees, we prepared a list of all employees as of December 31, 2018. Consistent with applicable rules, we used reasonable estimates both in the methodology used to identify the median employee and in calculating the annual total compensation of employees other than the Chief Executive Officer. We determined our median employee based on the taxable wages of each of our employees (excluding the Chief Executive Officer). We annualized the taxable wages of employees who joined the Company during 2018.

The annual total compensation of our median employee (other than those serving as the Chief Executive Officer) for 2018 was $50,772. As disclosed in the Summary Compensation Table appearing on page 18, the total annual compensation for those serving as Chief Executive Officer for 2018 was $963,081. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all other employees was approximately 19 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

PROPOSAL 2

ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

General

The Dodd-Frank Wall Street Reform and Consumer Protection Act requires us to obtain an advisory vote (non-binding) from our stockholders on our executive compensation as disclosed in this proxy statement, which is often referred to as a “say on pay” proposal, at least once every three years.

As described in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation programs and policies play an important role in achieving our objective of sustainable long-term growth in stockholder value. As a guiding principle, our executive compensation programs and policies are designed to motivate, retain and reward our executives for superior short- and long-term performance for the Company and its stockholders.

We are asking that our stockholders indicate their support of our executive compensation as described in this proxy statement. While this advisory vote on executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This is not intended to address specific items of compensation, but rather the overall compensation of our Named Executive Officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Communications with the Board of Directors” in this proxy statement for additional information.

At the Annual Meeting we will ask our stockholders to approve the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as described in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2018 Summary Compensation Table and the other compensation related tables and disclosure.”

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to obtain an advisory vote (non-binding) from our stockholders indicating how frequently we should seek an advisory vote on our executive compensation, such as Proposal 2 included on page 25 of this proxy statement. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on our executive compensation at the annual meeting of stockholders every one, two, or three years.

After careful consideration of this proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an advisory vote on executive compensation every year.

In formulating its recommendation, our Board of Directors considered that an annual advisory vote on our executive compensation will not only provide our stockholders with direct input on our executive compensation, but also will allow stockholders, our management and our Board of Directors time to evaluate the effects of our executive compensation policies and procedures. This approach will further provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, or three years or abstain from voting when you vote in response to the resolution set forth below:

“RESOLVED, that the stockholders of the Company determine on an advisory basis, that the frequency with which the stockholders of the Company shall have an advisory vote on the compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement is Option 1 - once every year, Option 2 - once every two years, Option 3 - once every three years, or Option 4 - abstain from voting.”

Although this vote is advisory and not binding, the Board will carefully review the results of the vote in making the determination as to the frequency of future advisory votes on our executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH OUR STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our independent registered public accounting firm during the year ended December 31, 2018 was BDO USA, LLP (“BDO”).  BDO has audited our financial statements since 2018. The Audit Committee has appointed BDO to serve as the Company’s independent registered public accounting firm for 2019. While we are not required to have the stockholders ratify the selection of BDO as our independent auditors, we are doing so because we believe it is a matter of good corporate practice. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain BDO; however, the Audit Committee will not be under any obligation to adhere to the stockholders’ vote on this proposal, and in its full discretion may choose to maintain BDO as the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of BDO are expected to be present at the meeting. They will have the opportunity to make a statement and will be available to respond to appropriate questions.

Change in Auditor

EisnerAmper LLP (“EisnerAmper”) was our independent registered public accounting firm during the year ended December 31, 2017. EisnerAmper and its predecessor, Amper, Politziner & Mattia, LLC, had audited our financial statements since 2002. On July 25, 2018, we notified EisnerAmper that they were dismissed as our independent registered public accounting firm, effective immediately. The Audit Committee of the Board of Directors approved the dismissal of EisnerAmper as the Company’s independent registered public accounting firm. The audit reports of EisnerAmper on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2017 and 2016 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2016 and the interim period from January 1, 2018 through July 25, 2018, (i) the Company had no disagreements with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years; and (ii) there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except to note for the year ended December 31, 2017 that management identified a material weakness relating to several deficiencies in the operating effectiveness of controls over: 1) the application of technical accounting guidance regarding earnings per share calculations which were reported and remediated in the third quarter of 2017, 2) classification of certain balance sheet accounts, 3) management review and monitoring of third-party service providers in regard to state income tax filing requirements and 4) lack of documented policies and procedures with respect to certain intercompany accounts with foreign entities, that in the aggregate constituted a material weakness in our internal controls over financial reporting.

During the fiscal years ended December 31, 2017 and 2016 and the interim period from January 1, 2018 through July 25, 2018, neither the Company, nor anyone on its behalf, consulted BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company and no written report or oral advice was provided to the Company that BDO concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Fees and Independence

Audit Fees, Audit-Related Fees and Tax Fees

The following table sets forth the fees billed by BDO for the fiscal year ended December 31, 2018 for the categories of services indicated.

Category	2018
Audit Fees — (1)	$215,000
Tax Fees — (2)	$97,469
Audit-Related Fees — (3)	$22,500

(1)                     Consists of fees billed for the audit of our annual financial statements, review of interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings, including registration statements and consents.

(2)                     Consists of services for tax compliance and tax advice for 2017.

(3)                     Consist of services not directly related to the audit of the Company’s financial statements which includes audits of benefit plans.

The following table sets forth the fees billed by EisnerAmper for the fiscal years ended December 31, 2018 and 2017 for the categories of services indicated.

Category	2018	2017
Audit Fees — (1), (2)	$25,000	$265,715
Tax Fees	$—	$—
Audit-Related Fees	$—	$23,000

(1)                     Consists of fees billed for the review of interim financial statements included in our Quarterly Report on Form 10-Q for the first fiscal quarter of 2018.

(2)                     Consists of fees billed for the audit of our annual financial statements, review of interim financial statements included in our Quarterly Reports on Form 10-Q and services that are normally provided by the auditors in connection with statutory and regulatory filings, including registration statements and consents for 2017.

The Audit Committee has determined that the provision of services by BDO described in the preceding paragraphs is compatible with maintaining BDO independence. All permissible audit and non-audit services provided by BDO in 2018 were pre-approved by the Audit Committee on a case-by-case basis.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.

GENERAL

The Company does not know of any matters other than those stated in this proxy statement which are to be presented for action at the Meeting. If any other matters should properly come before the Meeting, proxies will be voted on these other matters in accordance with the judgment of the persons voting the proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons designated therein as proxy appointees. The Company will bear the cost of preparing, printing, assembling and mailing all proxy material which may be sent to stockholders in connection with this solicitation. Arrangements will also be made with brokerage houses, other custodians, nominees and fiduciaries, to forward soliciting material to the beneficial owners of the Company’s Common Stock held by such persons. The Company will reimburse such persons for reasonable out-of-pocket expenses incurred by them. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies without additional compensation, by telephone, telecopy or telegraph. The Company does not expect to pay its officers or employees any compensation for the solicitation of proxies.

TRANSACTIONS WITH RELATED PERSONS

The Company has adopted a written policy whereby all transactions between the Company and each related person (as defined in Item 404 of Regulation S-K) or in which any related person had or will have a direct or indirect material interest must be on terms no less favorable to the Company than could be obtained from unrelated third parties and require pre-approval by a majority of the disinterested members of the Company’s Board of Directors. There have been no such transactions since January 1, 2006.

RISK RELATED TO COMPENSATION POLICIES

The Company’s compensation policies and practices for its employees, including its executive compensation program described in Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. The Company expects to continue to award to certain executives and employees, upon satisfaction of applicable performance conditions and subject to future approval and grant by the Compensation Committee, equity and cash-based awards. Because the incentive plans provide for a blend of short-term and long-term goals, and include substantial vesting features, the Company believes that the structure of its compensation plans discourages short-term risk taking and aligns the interest of its executives and managers with those of its shareholders. The Company does not believe that risks arising from these practices, or its compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mike Faith, Jeffrey Geygan and Diana Kurty (and (a) Steve DeWindt, prior to his appointment as Interim President and Chief Executive Officer in May 2018, and (b) F. Duffield Meyercord, prior to his resignation from the Board in March 2018) served as members of the Compensation Committee during the last completed fiscal year. None of Messrs. Geygan, Faith, or Ms. Kurty (or Messrs. DeWindt or Meyercord, during the applicable periods) (i) was, during the last completed fiscal year, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, no executive officer and no member of the Committee had a relationship that requires disclosure under Item 407(e)(4)(iii) of Regulation S-K.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on the review and discussion, the Compensation Committee has recommended to the full Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

The Committee

Jeffrey Geygan, Chair
Diana Kurty
Mike Faith

REPORT OF THE AUDIT COMMITTEE

In the course of fulfilling its responsibilities during fiscal year 2018, the Audit Committee of our Board of Directors has:

•                  reviewed and discussed with management our audited financial statements for the year ended December 31, 2018;

•                  discussed with representatives of BDO USA, LLP (the “Independent Registered Public Accounting Firm”) the matters required to be discussed by Auditing Standards No. 1301 (Communications with Audit Committees) as amended, adopted by the Public Company Accounting Oversight Board (“PCAOB”);

•                  received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence);

•                  discussed with the Independent Registered Public Accounting Firm its independence from the Company and management; and

•                  considered whether the provision by the Independent Registered Public Accounting Firm of non-audit services is compatible with maintaining the Independent Registered Public Accounting Firm’s independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Respectfully submitted,
Diana Kurty, Chair
Mike Faith
Jeffrey Geygan

Householding

Beneficial owners of Common Stock who share a single address may receive only one copy of the Notice or the proxy materials, as the case may be, unless their broker, bank or nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial shareowner(s) at such an address wish to discontinue householding and receive a separate copy of the Notice or the proxy materials, as the case may be, or if they currently receive multiple copies at the same address and wish to receive only a single copy in the future, they may contact Broadridge, either by calling (800) 579-1639, or by writing to Broadridge, Household Department, 51 Mercedes Way, Edgewater, New York, 11717.

STOCKHOLDER PROPOSALS FOR INCLUSION IN THE COMPANY’S 2020 ANNUAL MEETING PROXY STATEMENT AND PROXY CARD

Any stockholder proposal to be considered by us for inclusion in the Company’s 2020 proxy statement and form of proxy card for next year’s Annual Meeting of Stockholders, expected to be held in June 2020, must be received by the Company’s Corporate Secretary at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724, no later than December 21, 2019 (120 days prior to the first anniversary of the date of this proxy statement): provided that, if the Company provides less than 60 days’ notice or prior public disclosure of the date of the 2019 Annual Meeting of Stockholder, to be timely, any such stockholder proposal must be received no later than the close of business on the tenth day following the day on which such notice or prior disclosure was made, whichever first occurs. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement.

OTHER STOCKHOLDER PROPOSALS FOR PRESENTATION AT THE COMPANY’S 2020 ANNUAL MEETING

For any proposal that is not submitted for inclusion in next year’s proxy statement by the deadline identified above, SEC rules permit management to vote proxies in its discretion if the Company: (a) receives notice of the proposal more than 45 days prior to the anniversary of the mailing date of this proxy statement and the Company advises stockholders in next year’s proxy statement about the nature of the matter and how management intends to vote on such matter, (subject to the right of the proposing stockholder to deliver a proxy statement and proxy of its own in compliance with the terms of Rule 14a-4(c)(2) under the Exchange Act), or (b) does not receive notice of the proposal at least 45 days prior to the anniversary of the mailing date of this proxy statement. Notices of intention to present proposals at the 2020 annual meeting should be addressed to the Company’s Corporate Secretary at the Company’s principal executive offices located at 4 Industrial Way West, 3rd Floor, Eatontown, NJ 07724.

By Order of the Board of Directors,

Jeffrey Geygan, Chair
April 22, 2019

PROXY CARD

WAYSIDE TECHNOLOGY GROUP, INC.

4 Industrial Way West, 3rd Floor

Eatontown, New Jersey 07724

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL VESEY and KEVIN T. SCULL with the power to appoint their substitutes, and  hereby authorizes them to represent and to vote on behalf of the undersigned all the shares of common stock, par value $.01 per share (the “Common Stock”), of Wayside Technology Group, Inc., that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at the Company’s headquarters, 4 Industrial Way West, 3rd Floor, Eatontown, New Jersey 07724, on June 5, 2019 at 10:00 AM local time or any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of and proxy statement for the Meeting (receipt whereof is hereby acknowledged, and with discretionary authority with respect to such other matters as may properly come before such meeting or any adjournment or adjournments thereof).

1.                      ELECTION OF DIRECTORS

☐ FOR all nominees listed below

☐ WITHHOLD AUTHORITY to vote for nominees listed below (except as marked to the contrary below)

NOMINEES: STEVE DEWINDT, MIKE FAITH, DIANA KURTY AND JEFFREY GEYGAN

(INSTRUCTION: To withhold authority to vote for any one or more nominees, write the name(s) of such nominee(s) name in the space provided below)

Vote on Proposals		For	Against	Abstain

2. Advisory vote to approve the compensation of the Company’s Named Executive Officers		☐	☐	☐

3. Advisory vote on the frequency of future advisory votes on executive compensation	☐	☐	☐	☐

	1 year	2 years	3 Years

4. To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019		☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES IN ITEM 1 AND FOR PROPOSALS 2, 3 AND 4, AND AS THE PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer, giving full title as such. If a partnership, please sign in partnership name by authorized person.

I will ☐ will not ☐ attend the Meeting

Dated:	, 2019

SIGNATURE

SIGNATURE IF HELD JOINTLY

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WAYSIDE TECHNOLOGY GROUP, INC.